Exhibit 10.3

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 5, 2011, is entered into between Jarden Corporation, a Delaware corporation (the “Company”) and James E. Lillie, (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to a Second Amended and Restated Employment Agreement, dated as of May 24, 2007, as amended by the First Amendment to Second Amended and Restated Employment Agreement, dated as of December 16, 2009 (as amended, “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Employee as President and Chief Operating Officer of the Company on the terms and conditions hereinafter set forth; and

WHEREAS, Employee is willing to continue to be employed as President and Chief Operating Officer of the Company on such terms and conditions; and

WHEREAS, the members of the Compensation Committee have considered potential future compensation for senior executives and retained independent consultants to assist with this review; whereupon, based on the results of its review, the Compensation Committee thereafter concluded that it would recommend that the Board adopt the employment and compensation arrangements in this Agreement; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors, at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the Company; and

WHEREAS, the Company and Employee desire to enter into this Agreement which shall be deemed to amend, restate and replace the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1. Employment. The Company hereby continues to employ the Employee as Chief Operating Officer of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, it is understood and agreed that the Employee from time to time may (a) be appointed to additional offices or to different offices than those set forth above provided they are within a fifty mile radius of the current Rye, New York, location, (b) perform such duties other than those set forth above, and/or (c) relinquish one or more of such offices or other duties, as may be mutually agreed by and between the Company and the Employee; and, that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 2012 (the “Initial Term”), subject to earlier termination pursuant to the provisions of Section 10. The employment of the Employee shall automatically continue hereunder following the Initial Term for the successive one (1) year periods (the “Renewal Terms”) unless the Company or the Employee gives written notice to the other at least (90) ninety days prior to the end of the Initial Term. Subsequent to the Initial Term, the employment of the Employee hereunder may be terminated at the end of any Renewal Term by delivery by either the Employee or the Company of a written notice to the other part at least (90) ninety days prior to the end of any Renewal Term.

3. Duties. During the term of this Agreement, the Employee shall, subject to the provisions of Section 1 above, serve as President and/or Chief Operating Officer of the Company and shall perform all duties commensurate with his position that may be assigned to him by the Chief Executive Officer of the Company and/or by the Board of Directors of the Company consistent with such position. The Employee shall devote substantially all of his time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company as necessary to diligently and competently perform the duties of his position.

4. Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee’s observance and performance of all of the provisions hereof, a salary of $750,000 per year (the “Base Compensation”). The Base Compensation shall be reviewed annually and shall be increased by a minimum of the Consumer Price Index. In addition, the Employee shall be eligible for a bonus package based on performance. The decision as to whether to pay the Employee a bonus, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the Board of Directors as part of its annual budget review process. In addition to any other bonus(es), whether based on performance, operations or otherwise, that the Compensation Committee may award to Employee pursuant to the Company’s Short-Term Cash Incentive Awards under the Plan (as defined below) or such other similar plan that the Company may have in place, the bonus program shall give the Employee the opportunity to earn up to 50% of Base Compensation in each year if the Company achieves the Company’s budgeted earnings per share target for such year as approved by the Board of Directors and up to 100% of Base Compensation in each year if the Company achieves earnings per share equal to the performance target set by the Compensation Committee for payment of maximum bonus to the Company’s employees generally. In addition, the Employee will be eligible to be awarded a discretionary bonus of up to 50% of Base Compensation for services specifically performed relating to exceptional performance related to other corporate activity undertaken by the Company in any year (the “Discretionary Bonus”). Any Discretionary Bonus shall be determined in the sole discretion of either the Board of Directors or its Compensation Committee.

The Employee’s salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. During the term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, insurance, and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. The Company retains the rights to terminate or alter any such plans or policies from time to time. The Employee shall also be immediately entitled to four weeks of vacations as well as sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties. During the Initial Term and any Renewal Terms, the Company will reimburse Employee up to $25,000 per year for the cost of premiums for life insurance for the benefit of the Employee.

On the date hereof and on January 1 of each year after the date hereof ending on, but including, January 1, 2012 (or, if any such date is not a business day, on the next succeeding business day), provided Employee is employed on such date, Employee shall be entitled to receive the annual grants of restricted stock (the “Restricted Stock”) set forth in the table below, to be issued under the Company’s 2009 Stock Incentive Plan, as amended (the “Plan”) or such other similar stock plan that the Company may have in place, based on the long-term incentive framework for the Company adopted by the Compensation Committee. The restrictions on the awards shall lapse based on achievement of a target appreciation in the stock price of the common stock of the Company set by the Compensation Committee at the time of grant, but not to exceed a maximum target appreciation percentage according to the following table:

Grant	Date	Maximum Target Stock Price Appreciation (%) over Closing Price on Last Trading Day of Prior Year
70,000	January 2011	12%
70,000	January 1, 2012	12%

The vesting target shall be achieved on the date that the average closing price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange on which the Company’s common stock may then be traded) for any period of five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Compensation Committee (up to the maximum set forth above). In the event that a Change of Control of the Company (as defined herein) occurs prior to achievement of the vesting targets for each annual grant of Restricted Stock pursuant to this Section 4, each of the annual restricted stock awards set forth in this Section 4 shall be immediately granted, notwithstanding whether the scheduled grant date has been achieved, and the restrictions on all such shares of Restricted Stock shall immediately lapse and such shares shall become fully vested.

In the event that the Company does not have a stock incentive plan in place on or prior to January 1 of each year with enough shares to be granted to the Employee pursuant to this Section 4, the Company shall grant to the Employee such number of shares of Restricted Stock that are available under the Company’s stock incentive plans, and in lieu of any shares of Restricted Stock not granted (the “Remaining Stock”), Employee shall receive a mutually acceptable compensation package having performance targets and a value equivalent to the value of the shares of Remaining Stock not issued to the Employee as determined in good faith by the Compensation Committee or Board of Directors, as the case may be.

Upon satisfaction of the conditions and the lapsing of the restrictions on each grant of Restricted Stock as set forth in this Section 4, Employee shall be entitled to (i) satisfy the minimum withholding tax obligation (or such greater withholding amount as the Compensation Committee may approve) by electing to have the Company withhold from the Restricted Stock that number of shares having a Fair Market Value (as defined in the Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee may approve), determined on the date that the amount of tax to be withheld is to be determined, and (ii) thereafter sell only 20% (but not more than 20%) of such remaining vested shares in any calendar year ending prior to January 1, 2012, provided that Employee shall be entitled to sell all such vested shares at any time on or after January 2012, subject to applicable law, regulation or stock exchange rule. The foregoing 20% limitation shall lapse upon a Change of Control of the Company.

The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.4 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of each grant of Restricted Stock hereunder shall be set forth in a Restricted Stock Award Agreement, substantially similar to the form used for the 2010 restricted share grant to Employee, which will reflect the terms of this Section 4.

As used herein, “Change of Control of the Company” means and shall be deemed to have occurred if:

(i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”),cease for any reason to constitute a majority of the members of the Board; or

(iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Voting Securities or Security” means any securities of the Company which carry the right to vote in the election of, or participate in the appointment of, the Company’s directors.

5. Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Company, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Employer in connection with the performance of services under this Agreement.

6. Representation of Employee. The Employee represents and warrants that that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or non compete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the Employee of his material duties under this Agreement.

7. Confidentiality. (For purposes of this Section 7, all references to the Company shall be deemed to include the Company’s subsidiary corporations.)

(a) Confidential Information. The Employee acknowledges that he will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the “Confidential

Information”), and that such information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Employee. The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of Employee’s employment with the Company, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company’s business.

8. Noncompetition. (For purposes of this Section 8, all references to the Company shall be deemed to include the Company’s subsidiary corporations). During the term set forth below, the Employee will not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company to compete with the Company. During the term of this Agreement and for a period of twelve (12) months after the expiration or termination of this Agreement, the Employee shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, capital, lending of money or property, rendering of services or otherwise, in any business directly competitive with or similar to that engaged in by the Company (it being understood hereby, that the ownership by the Employee of 2% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 8). During the same period, the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor.

9. Remedies. The restrictions set forth in Section 7 and 8 are considered by the parties to be fair and reasonable. The Employee acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breech of the provisions of Section 7 or 8. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief to secure the enforcement of these provisions. If any provisions of Sections 7, 8 or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, shall be provisions of Section 7, 8 or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

10. Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

(a) Death. This Agreement will terminate immediately and automatically upon the death of the Employee.

(b) Disability. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, if the Employee shall suffer a permanent disability. For the purpose of this Agreement, the term “permanent disability” shall mean the Employee’s inability to perform his duties under this Agreement for a period of 120 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any twelve month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board of Directors of the Company. In the event of termination for disability, the Employee will also be entitled to receive medical benefits generally available to other disabled employees of the Company.

(c) Cause. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Employee, upon: (i) breach by the Employee of any material provision of this Agreement not cured within ten (10) days after written notice of such breach is given by the Company to the Employee; (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement, or Employee’s willful refusal to perform any of his duties or responsibilities required pursuant to this Agreement; or (iii) fraud, criminal conduct or embezzlement by the Employee.

(d) Without Cause. This Agreement may be terminated pursuant to the terms of Section 2 or on thirty (30) days written notice (the thirtieth day following such notice being herein sometimes called the “Termination Date”) by the Company without cause, subject to the following provision.

If the Employee’s employment is terminated by the Company without Cause, or upon Disability, the Employee shall receive an amount (the “Severance Amount”) equal to the sum of the following: (i) twenty-four months’ Base Compensation; plus (ii) continuation of health insurance and other benefits at the expense of Company for the period for which the Employee could elect COBRA continuation coverage under the Company’s health insurance plans as a result of his termination of employment; plus (iii) the greater of (x) twenty-four months’ target bonus which Employee would have been entitled to receive for achieving budget for the year in which Employee’s employment was terminated and (y) the sum of the actual performance bonuses (excluding Discretionary Bonuses), if any, paid to Employee with respect to the two fiscal years immediately preceding the year in which Employee’s employment was terminated; plus (iv) full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by the Employee; provided, however, that if the Employee is terminated without Cause or if this Agreement is not renewed at the end of the Initial Term or any Renewal Term, the preceding subclause (iv) above shall not apply, except that all unvested stock options shall immediately vest as of the Termination Date. Employee will also be entitled to receive a cash payment in a lump sum within 10 days after termination of employment, or, if, on the date of such termination of employment the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on the day after the expiration of six (6) months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 24 months and the period for which the Employee could elect COBRA continuation coverage under the Company’s health insurance plans.

The cash portion of the Severance Amount shall be paid to the Employee as promptly as practicable after the date of Termination and in no event later than ten (10) days after termination, provided that, if Employee is a “specified employee” within the meaning of Section 409A of the Code, at the time of his termination of employment, then (1) no later than ten (10) days after the date of Termination, Employee shall be paid the cash portion of the Severance Amount in an amount equal to no more than two times the lesser of (A) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which the Employee’s employment terminates (adjusted for any increase that was expected to continue indefinitely if the Employee’s employment had not terminated) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee’s employment terminates, and (2) any remaining Severance Amount shall be paid six (6) months and one (1) day following his termination of employment.

Payment of the Severance Amount shall be in lieu of all other financial obligations of the Company to the Employee and all other benefits in this Agreement shall cease as of the date of termination. The Employee shall have no obligation to seek other employment or otherwise mitigate damages hereunder. For the avoidance of doubt, it is understood that the Company will pay all amounts owed to Employee prior to the date of termination, including incentive compensation earned up through the date of termination in the same manner as all other plan participants. Notwithstanding anything in the incentive compensation plan, Employee need not be employed at the date the incentive payments are made to be eligible for this payment. The employee and the company shall enter into a mutual release of claims against one another following the termination of employment.

(e) Excise Tax Gross-Up.

(i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Employee or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Employee after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 10(e) and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

(ii) All determinations required to be made under this Section 10(e), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Employee and the Company with detailed supporting calculations with respect to such Gross-Up Payment within ten (10) days after termination of Employee’s employment or such other event which results in a Payment which could necessitate a Gross-Up Payment. For purposes of this Agreement, the “Accountants” shall mean PricewaterhouseCoopers LLP or another accounting firm mutually acceptable to the Company and Employee. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay Federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined with regard to limitations on deductions based upon the amount of Employee’s adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Employee is entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than 10 days after the receipt by Employee of the Accountants’ determination. Any determination by the Accountants shall be binding upon the

Company and Employee, including for purposes of withholding on amounts payable under this Agreement. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount that is greater or less than the Company should have paid pursuant to this Section 10(e) (an “Overpayment” or “Underpayment,” respectively). In the event that the Gross-Up Payment is determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount initially determined by the Accountants, Employee shall promptly repay the Overpayment to the Company; provided, however, that in the event any portion of the Gross-Up Payment to be repaid to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Employee. In the event that the Company exhausts its remedies pursuant to Section 10(e) (iii) and Employee is required to make a payment of any Excise Tax, the Company shall promptly pay the Underpayment to or for Employee’s benefit.

(iii) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Employee for and hold Employee harmless from, on an after-tax basis, any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 10(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Notwithstanding any other provision of this Section 10(e), (i) all taxes and related expenses described in this Section 10(e) shall be paid or reimbursed no later than the end of the year following the year in which the applicable taxes are remitted or, in the case of expenses with respect to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, and (ii) if the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of his termination of employment, no tax or related expense shall be paid or reimbursed hereunder during the six-month period beginning on the date of such termination of employment.

11.	Miscellaneous.

(a) Survival. The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally; and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Employee’s compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, not to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the recipient’s address set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:	Jarden Corporation
Suite B-302
555 Theodore Fremd Avenue
Rye, New York 10580
Attention: Chief Executive Officer

To the Employee:	Mr. James E. Lillie

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of New York and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York or the Federal Courts having concurrent geographic jurisdiction, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.

(i) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

(j) Effectiveness. This Agreement shall be effective and in full force and effect as of the date first written above.

(k) Compliance with Section 409A. Notwithstanding any other provision of this Agreement, for purposes of this Agreement, the Employee shall not be treated as having terminated employment with the Company unless and until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Code and all amounts payable hereunder and benefits to be provided hereunder shall be paid and/or provided in compliance with Section 409A of the Code or in accordance with an applicable exemption from Section 409A of the Code.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.

JARDEN CORPORATION

/s/ Ian G. H. Ashken
Name: Ian G. H. Ashken
Title: Vice Chairman and Chief Financial Officer

/s/ James E. Lillie
JAMES E. LILLIE

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